                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to ss. 240.14a-12

                           J. Alexander's Corporation
                           --------------------------
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

         (2)  Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)  Proposed maximum aggregate value of transaction:

         (5)  Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:

         (2)  Form, Schedule or Registration Statement No.:

         (3)  Filing Party:

         (4)  Date Filed:

                           J. ALEXANDER'S CORPORATION
                              3401 WEST END AVENUE
                                    SUITE 260
                                 P.O. BOX 24300
                           NASHVILLE, TENNESSEE 37202

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of J. Alexander's Corporation:

         The Annual Meeting of Shareholders of J. Alexander's Corporation (the "Company") will be held at the Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee 37067 at 10:00 a.m., Nashville time, on May 14, 2002 for the following purposes:

         (1) To elect four directors to hold office for a term of one year and until their successors have been elected and qualified; and

         (2)    To act on one shareholder proposal; and

         (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Only shareholders of record at the close of business on March 25, 2002 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

         Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

         We hope very much that you will be able to be with us. If you do not plan to attend the meeting in person, you are requested to complete, sign and date the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage if mailed in the United States.

                                       By Order of the Board of Directors



                                       R. GREGORY LEWIS
                                       Secretary


April 12, 2002

                           J. ALEXANDER'S CORPORATION
                              3401 WEST END AVENUE
                                    SUITE 260
                                 P.O. BOX 24300
                           NASHVILLE, TENNESSEE 37202

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 14, 2002

         The enclosed proxy is solicited by and on behalf of the Board of Directors of J. Alexander's Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on May 14, 2002, at 10:00 a.m., Nashville time, at Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee 37067, and at any adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. Copies of the proxy, this Proxy Statement and the attached Notice are being mailed to shareholders on or about April 12, 2002.

         Proxies may be solicited by mail, telephone or telegraph. All costs of this solicitation will be borne by the Company. The Company does not anticipate paying any compensation to any party other than its regular employees for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

         Shares represented by such proxies will be voted in accordance with the choices specified thereon. If no choice is specified, the shares will be voted FOR the election of the director nominees named herein and "AGAINST" the shareholder proposal described in this Proxy Statement. The Board of Directors does not know of any other matters which will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal which may be properly presented for action according to their best judgment in light of the conditions then prevailing.

         A proxy may be revoked by a shareholder at any time before its exercise by attending the meeting and voting in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date.

         Each share of the Company's Common Stock, $.05 par value (the "Common Stock"), issued and outstanding on March 25, 2002 (the "Record Date"), will be entitled to one vote on all matters to come before the meeting. As of the Record Date, there were outstanding 6,779,293 shares of Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of March 25, 2002, certain information with respect to those persons known to the Company to be the beneficial owners (as defined by certain rules of the Securities and Exchange Commission (the "Commission")) of more than five percent of the Common Stock, its only voting security, and with respect to the beneficial ownership of the Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table, and all executive officers and directors of the Company as a group (8 persons). Except as otherwise specified, the shares indicated are presently outstanding.

                                                                                            PERCENTAGE OF
                                                                        AMOUNT OF            OUTSTANDING
                                                                       COMMON STOCK             COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                                BENEFICIALLY OWNED          STOCK(1)
------------------------------------------------------------        ------------------      -------------
E. Townes Duncan**..........................................            1,799,446 (2)            26.5%
     3401 West End Avenue, Suite 520
     Nashville, TN 37203

Solidus Company.............................................            1,747,846 (3)            25.8%
     3401 West End Avenue, Suite 520
     Nashville, TN 37203

Lonnie J. Stout II****......................................              589,676 (4)             8.2%
     3401 West End Avenue, Suite 260
     Nashville, TN 37203

KCM Investment Advisors.....................................              489,800 (5)             7.2%
     80 E. Sir Frances Drake Boulevard
     Larkspur, CA 94939

Dimensional Fund Advisors, Inc..............................              462,700 (6)             6.8%
     1299 Ocean Avenue, 11th Floor
     Santa Monica, CA 90401

J. Bradbury Reed**..........................................              115,671 (7)             1.7%

R. Gregory Lewis***.........................................               99,988 (8)             1.5%

Ronald E. Farmer***.........................................               65,472 (9)             1.0%

J. Michael Moore***.........................................               47,821 (10)             *

Mark A. Parkey***...........................................               44,597 (11)             *

Garland G. Fritts**.........................................               31,800 (12)             *

All directors, nominees and executive officers as a group...            2,794,471 (13)           38.0%

-------------
*    Less than one percent.
**   Director.
***  Named Officer.
**** Director and Named Officer.

(1) Pursuant to the rules of the Commission, shares of Common Stock subject to options held by directors and executive officers of the Company which are exercisable within 60 days of March 25, 2002, are deemed outstanding for the purpose of computing such director's or executive officer's percentage ownership and the percentage ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the percentage ownership of the other persons shown in the table. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to all shares shown.

(2) Includes 10,000 shares issuable upon exercise of certain options held by Mr. Duncan, 2,140 shares that Mr. Duncan holds as custodian for his children, 1,540 shares owned by Mr. Duncan's wife, 5,760 shares that are held in trusts of which Mr. Duncan's wife is trustee, and 1,747,846 shares that are beneficially owned by Solidus Company, a general partnership in which Mr. Duncan is Managing Partner.

(3) Includes 91,700 shares held by Solidus Partners, L.P., a limited partnership of which Solidus Company ("Solidus") is general partner. Solidus shares voting and dispositive power with respect to its shares with Mr. Duncan, its Managing Partner, whose beneficial ownership in such shares is shown above.

(4) Includes 408,843 shares issuable upon exercise of certain options held by Mr. Stout and 7,964 Employee Stock Ownership Plan ("ESOP") shares allocated to Mr. Stout and held by the J. Alexander's Corporation Employee Stock Ownership Trust (the "Trust"), as to which Mr. Stout has sole voting power and shared dispositive power.

(5) KCM Investment Advisors ("KCM") is a registered investment advisor. Information was provided to the Company by KCM on March 22, 2002.

(6) Dimensional Fund Advisors, Inc. ("DFA") is a registered investment advisor. Information is based solely on the Schedule 13G/A filed with the Commission by DFA on February 12, 2002.

(7) Includes 6,150 shares owned by an unrelated party, as to which Mr. Reed has shared dispositive power and 11,000 shares issuable upon exercise of options held by Mr. Reed.

(8) Includes 50,133 shares issuable upon exercise of certain options held by Mr. Lewis and 6,224 ESOP shares allocated to Mr. Lewis and held by the Trust, as to which Mr. Lewis has sole voting power and shared dispositive power.

(9) Includes 37,533 shares issuable upon exercise of certain options held by Mr. Farmer and 2,821 ESOP shares allocated to Mr. Farmer and held by the Trust, as to which Mr. Farmer has sole voting power and shared dispositive power.

(10) Includes 17,800 shares issuable upon the exercise of certain options held by Mr. Moore and 4,084 ESOP shares allocated to Mr. Moore and held by the Trust, as to which Mr. Moore has sole voting power and shared dispositive power.

(11) Includes 23,000 shares issuable upon the exercise of certain options held by Mr. Parkey and 2,410 ESOP shares allocated to Mr. Parkey and held by the Trust, as to which Mr. Parkey has sole voting power and shared dispositive power.

(12) Includes 9,000 shares issuable upon exercise of certain options held by Mr. Fritts.

(13) Includes 567,310 shares issuable upon exercise of certain options held by the directors and executive officers, and 23,503 ESOP shares allocated to the executive officers and held by the Trust, as to which such officers have sole voting power and shared dispositive power.

         Pursuant to a Stock Purchase and Standstill Agreement between Solidus, LLC (predecessor to Solidus Company) and the Company dated March 22, 1999, Solidus purchased 1,086,266 shares of Common Stock for $3.75 per share, for an aggregate purchase price of $4,073,497.50. In addition, Solidus agreed that (i) for a period of seven years, Solidus and its affiliates would not acquire or hold more than 33% of the Company's Common Stock; (ii) for a period of seven years, Solidus and its affiliates would not solicit proxies for a vote of the shareholders of the Company; (iii) for a period of seven years, Solidus and its affiliates would not sell the Company's Common Stock, except to the Company, a person, entity or group approved by the Company or to an affiliate of Solidus;
(iv) the above restrictions on Solidus' ownership and ability to solicit proxies would terminate in the event of certain tender offers or exchange offers, a notice filing with the Department of Justice relating to the acquisition by a third party of more than 15% of the outstanding Common Stock or with the Securities and Exchange Commission relating to the acquisition by a third party of more than 10% of the outstanding Common Stock, the Company's proposing or approving a merger or other business combination, or a change to a majority of the Company's Board of Directors over a two-year period; and (v) Solidus would not exercise rights attributable to the 1,086,266 shares of Common Stock purchased on March 22, 1999, during the Company's rights offering in 1999.

         In addition to the private sale to Solidus, on June 21, 1999, the Company completed a rights offering wherein shareholders of the Company purchased an additional 240,615 shares of common stock at a price of $3.75 per share, which was the same price per share as stock sold in the private sale.

                      PROPOSAL NO. 1: ELECTION OF DIRECTORS

         Four directors are to be elected at the annual meeting for a term of one year and until their successors shall be elected and qualified. Election of directors requires a plurality of the votes cast in such election. It is intended that shares represented by the enclosed proxy will be voted FOR the election of the nominees named in the table set forth below unless a contrary choice is indicated. All of such nominees are presently directors of the Company. Management believes that all of the nominees will be available and able to serve as directors, but if for any reason any should not be available or able to serve, it is intended that such shares will be voted for such substitute nominees as may be proposed by the Board of Directors of the Company. The following schedule includes certain information with respect to each of the nominees.

NAME                                        BACKGROUND INFORMATION
----                                        ----------------------
E. Townes Duncan................Mr. Duncan, 48, has been a director of the
                                Company since May 1989. Mr. Duncan has been the
                                Managing Partner of Solidus Company (formerly
                                Solidus, LLC), a private investment firm, since
                                January 1997. From 1993 to May 1997, Mr. Duncan
                                was the Chairman of the Board and Chief
                                Executive Officer of Comptronix Corporation, a
                                manufacturer of printed circuit board
                                assemblies. From 1985 to 1993, Mr. Duncan was a
                                Vice President and principal of Massey Burch
                                Investment Group, Inc. Mr. Duncan is also a
                                director of Bright Horizons Family Solutions,
                                Inc., a childcare services company.

Garland G. Fritts...............Mr. Fritts, 73, has been a director of the
                                Company since December 1985. Since 1993, Mr.
                                Fritts has been a consultant for Fry
                                Consultants, Inc., a management consulting firm.
                                Mr. Fritts was a consultant for McManis
                                Associates, Inc., a management consulting firm,
                                from 1989 to 1993.

J. Bradbury Reed................Mr. Reed, 62, has been a director since May
                                2000. Mr. Reed is a member in the law firm of
                                Bass, Berry & Sims PLC and has served in various
                                capacities for that firm since 1964. Mr. Reed
                                and Bass, Berry & Sims PLC have served as the
                                Company's outside general counsel since the
                                Company's organization in 1971. Mr. Reed has
                                served as a director of National Commerce
                                Financial Corporation since 1998.

Lonnie J. Stout II..............Mr. Stout, 55, has been a director and a
                                President and Chief Executive Officer of the
                                Company since May 1986. Since July 1990, Mr.
                                Stout has also served as Chairman of the
                                Company. From 1982 to May 1984, Mr. Stout was a
                                director of the Company, and served as Executive
                                Vice President and Chief Financial Officer of
                                the Company from October 1981 to May 1984.

        The Board of Directors of the Company held five meetings in 2001. The Board of Directors has an Audit Committee and a Compensation/Stock Option Committee (the "Compensation Committee"). The Members of the Audit Committee are
E. Townes Duncan (Co-Chairman), Garland G. Fritts (Co-Chairman) and J. Bradbury Reed, all of whom are independent within the American Stock Exchange's rules. The Compensation Committee members are E. Townes Duncan (Chairman) and Garland
G. Fritts. The Audit Committee, which held five meetings during 2001, generally meets with the Company's independent auditors to review the Company's consolidated financial statements. It is the function of this committee to ensure that the Company's financial statements accurately reflect the Company's financial position and results of operations. The Compensation Committee is responsible for the periodic review of management's compensation and administration of the Company's stock option plans. The Compensation Committee held three meetings during 2001. The Company's Board of Directors has no standing nominating committee.

        Each of the incumbent directors of the Company attended at least 75% of the aggregate of (i) the total number of meetings held during 2001 by the Board of Directors and (ii) the total number of meetings held during 2001 by all committees of the Board of which he was a member.

                             EXECUTIVE COMPENSATION

        The following table provides information as to annual, long-term or other compensation during fiscal years 2001, 2000 and 1999 for the Company's Chief Executive Officer and each of the other executive officers of the Company who were serving as executive officers at December 30, 2001 whose salary and bonus exceeded $100,000 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE



                                                 ANNUAL COMPENSATION           LONG-TERM COMPENSATION AWARDS
                                        ------------------------------------   -----------------------------
                                                                OTHER ANNUAL      RESTRICTED    SECURITIES         ALL OTHER
    NAME AND PRINCIPAL                                          COMPENSATION     STOCK AWARDS   UNDERLYING       COMPENSATION
         POSITION             YEAR      SALARY ($)   BONUS($)        ($)            ($)(3)      OPTIONS (#)         ($)(8)
    ------------------        ----      ----------   --------   ------------     ------------   -----------      ------------
Lonnie J. Stout II.......     2001        285,000      --         12,457(1)           --              --            1,993(9)
     Chairman, President,     2000        281,250      --         12,113           46,755(4)          --            2,223
     Chief Executive          1999        277,500      --         11,432              --          180,000           4,384
     Officer and Director

R. Gregory Lewis.........     2001        148,000      --         12,037(2)           --           10,000           2,522(10)
     Vice-President, Chief    2000        144,500      --         11,693           2,103(5)           --            2,686
     Financial Officer and    1999        137,500      --         11,432              --              --            4,864
     Secretary

Ronald E. Farmer.........     2001        122,000      --         12,037(2)           --           10,000           1,089(11)
     Vice-President,          2000        118,000      --         11,693           8,425(6)           --            1,213
     Development              1999        110,500      --         11,432              --              --            2,623

J. Michael Moore.........     2001        113,000      --         12,037(2)           --            6,000           1,976(12)
     Vice-President,          2000        109,000      --         11,693           8,425(6)           --            2,150
     Human Resources          1999        101,500      --         11,432              --              --            3,374
     and Administration

Mark A. Parkey...........     2001        105,500      --         12,037(2)           --            6,000           1,842(13)
     Vice-President and       2000        102,000      --         11,693           6,315(7)           --            1,498
     Controller               1999         94,500      --         10,149              --              --            2,184

--------------------
(1) Includes an auto allowance of $11,076 and the $1,381 premium cost of medical insurance.

(2) Includes an auto allowance of $10,656 and the $1,381 premium cost of medical insurance.

(3) The dollar value of the common stock is based on a price per share of $3.63 on February 18, 2000, the date of issuance. Amount consists of an equal number of shares of Bonus Stock and Restricted Stock, which vests 20% per year on the second through sixth anniversaries of the grant. The stock was issued under the 1994 Employee Stock Incentive Plan under the 1999 Loan Program.

(4) Includes 6,449 shares of Bonus Stock and 6,449 shares of Restricted Stock with an aggregate value of $28,375 on December 30, 2001.

(5) Includes 290 shares of Bonus Stock and 290 shares of Restricted Stock with an aggregate value of $1,276 on December 30, 2001.

(6) Includes 1,162 shares of Bonus Stock and 1,162 shares of Restricted Stock with an aggregate value of $5,112 on December 30, 2001.

(7) Includes 871 shares of Bonus Stock and 871 shares of Restricted Stock with an aggregate value of $3,832 on December 30, 2001.

(8) The ESOP shares included in this column for 2001 are valued at $2.20 per share, the closing price of the Company's Common Stock on December 28, 2001.

(9) Includes the $936 premium cost of term life insurance maintained for the benefit of Mr. Stout, $600 contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Stout, and 208 ESOP shares allocated to Mr. Stout.

(10) Includes the $924 premium cost of term life insurance maintained for the benefit of Mr. Lewis, $1,200 contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Lewis and 181 ESOP shares allocated to Mr. Lewis.

(11) Includes the $761 premium cost of term life insurance maintained for the benefit of Mr. Farmer and 149 ESOP shares allocated to Mr. Farmer.

(12) Includes the $750 premium cost of term life insurance maintained for the benefit of Mr. Moore, $967 contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Moore and 138 ESOP shares allocated to Mr. Moore.

(13) Includes the $658 premium cost of term life insurance maintained for the benefit of Mr. Parkey, $900 contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Parkey and 129 ESOP shares allocated to Mr. Parkey.

                        OPTION GRANTS IN LAST FISCAL YEAR

OPTION GRANTS FOR FISCAL 2001

     The table provides information with respect to option grants to the named executive officers during 2001 under the Company's J. Alexander's Corporation 1994 Employee Stock Incentive Plan. This table includes the number of shares of common stock underlying options granted during the year, the percentage that such options represent of all options granted to employees during the year, the exercise price, the expiration date, and the potential realizable value of the options assuming both a 5% and 10% annual return on the underlying common stock from the date of grant of such option to the end of each option term.

                                                    INDIVIDUAL GRANTS
                               --------------------------------------------------------          ----------------------
                                                                                                  POTENTIAL REALIZABLE
                                                                                                    VALUE AT ASSUMED
                                NUMBER OF       PERCENT OF                                        ANNUAL RATES OF STOCK
                               SECURITIES      TOTAL OPTIONS                                        APPRECIATION FOR
                               UNDERLYING       GRANTED TO      EXERCISE                               OPTION TERMS
                                OPTIONS         EMPLOYEES         PRICE      EXPIRATION          ----------------------
           NAME                GRANTED(#)       IN 2001(%)      ($/SHARE)       DATE              5% ($)        10% ($)
--------------------------     ----------       ----------      ---------    ----------           ------        -------
Lonnie J. Stout II........         --               --              --            --                  --            --

R. Gregory Lewis..........     10,000(1)           5.5            2.25         2/8/11             14,150         35,859

Ronald E. Farmer..........     10,000(1)           5.5            2.25         2/8/11             14,150         35,859

J. Michael Moore..........      6,000(1)           3.3            2.25         2/8/11              8,490         21,515

Mark A. Parkey............      6,000(1)           3.3            2.25         2/8/11              8,490         21,515

--------------------

(1) Options will vest over three years in one-third increments beginning February 8, 2002.

                    OPTION EXERCISES AND YEAR-END VALUE TABLE

         The following table provides information as to options exercised by the Named Officers during fiscal 2001. None of the Named Officers has held or exercised separate SARs. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 30, 2001. Also reported are the values for the "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

                                                         NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                        SHARES                           AT FISCAL YEAR END(#)          AT FISCAL YEAR END($)(1)
                      ACQUIRED ON       VALUE         ----------------------------    ----------------------------
NAME                  EXERCISE(#)    REALIZED($)      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                  ----------     -----------      -----------    -------------    -----------    -------------
Lonnie J. Stout II        --             --              398,587         26,413            --               --

R. Gregory Lewis        7,500         10,312.50           46,800         10,000            --               --

Ronald E. Farmer          --             --               34,200         10,000            --               --

J. Michael Moore          --             --               15,800          6,000            --               --

Mark A. Parkey            --             --               21,000          6,000            --               --

----------------

(1) Reflects the value of outstanding options based on the average of the high and low price of the Company's Common Stock on December 28, 2001.

SALARY CONTINUATION PLAN

         Since 1978, the Company has provided a salary continuation plan for eligible employees (the "Salary Plan") which will continue to operate in 2002. The Salary Plan generally provides for a retirement benefit of 50% of the employee's salary on the date of entry into the plan with adjustments based on certain subsequent salary increases. The retirement benefit is payable over 15 years commencing at age 65. The Salary Plan also provides that in the event an employee dies while in the employ of the Company after entering the Salary Plan but before retirement, his or her beneficiaries, for a period of one year, will receive 100% of such employee's salary at the applicable time under the Salary Plan. Thereafter, for a period of 10 years, or until such time as the employee would have attained age 65, whichever period is longer, the beneficiaries will receive 50% of such salary yearly. All officers and certain other key employees of the Company with three full years of service are eligible to participate in the Salary Plan, which is generally funded by life insurance purchased by the Company and payable to the Company on the death of the employee. An amount which approximates the cash value of the life insurance policy, or in some cases in which the Company currently self funds the retirement benefit, the cash value of the policy which would have been required to fund the retirement benefit, for each employee vests for the benefit of such employee at the rate of 10% per year for each year of service, including the first three years of service required for eligibility under the Salary Plan, and is payable to such employee upon termination of service with the Company for any reason other than death or retirement at age 65. Directors of the Company who are not also executive officers or employees do not participate in the Salary Plan.

         The estimated annual benefits payable upon retirement at age 65 for each of Messrs. Stout and Lewis are $138,750 and $74,000, respectively. Mr. Farmer is expected to receive $61,000, Mr. Moore is expected to receive $46,650 and Mr. Parkey is expected to receive estimated annual benefits of approximately $49,250 payable upon retirement at age 65. These amounts may be adjusted periodically pursuant to the terms of the Salary Plan.

TERMINATION BENEFITS

         Pursuant to severance benefits agreements with the Company, in the event that Mr. Stout or Mr. Lewis is terminated or resigns after a change in responsibilities, then he will receive an amount equal to 18 months' compensation. Based on current levels of compensation, such amounts would be $427,500 for Mr. Stout and $222,000 for Mr. Lewis.

COMPENSATION OF DIRECTORS

         The directors receive a monthly fee of $833.33 plus a fee of $1,000 for each attended meeting of the Board or Committee.

         Each director who is not also an employee of the Company is eligible for grants of non-qualified stock options under the 1994 Employee Stock Incentive Plan, as amended (the "1994 Plan"). Generally, directors have been awarded options to purchase 10,000 shares of Common Stock upon joining the Board and options to purchase 1,000 shares of Common Stock for each succeeding year of service, with the exercise price being fair market value of the Common Stock on the date of grant. Pursuant to the terms of the 1994 Plan, no non-employee director will be eligible for a grant of incentive stock options under the 1994 Plan.

COMPENSATION COMMITTEE REPORT

         Decisions on compensation of the Company's executive officers are made by the Compensation Committee of the Company's Board of Directors. Each member of the Compensation Committee is a non-employee director. It is the responsibility of the Compensation Committee to determine whether in its judgment the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve the best interests of the Company and its shareholders.

Compensation Philosophy and Policies for Executive Officers

         The Compensation Committee believes that the primary objectives of the Company's executive compensation policies should be:

         - to attract and retain talented executives by providing compensation that is, overall, competitive with the compensation provided to executives at companies of comparable size and position in the restaurant industry, while maintaining compensation within levels that are consistent with the Company's overall financial objectives and operating performance;

         - to provide the appropriate incentives for executive officers to work towards the achievement of the Company's annual sales, operating and development targets; and

         - to align the interests of its executive officers more closely with those of its shareholders and the long-term interests of the Company by providing long-term incentive compensation in the form of stock options or other stock-based awards.

         The Compensation Committee believes that the Company's executive compensation policies should be reviewed each year following the time when the financial results of the prior year become final. The policies are reviewed in light of their consistency with the Company's financial performance, the success achieved in meeting its sales and operating performance targets, achieving its overall strategic business plan objectives and its position within the restaurant industry, as well as the compensation policies of similar companies. The compensation of individual executive officers is reviewed annually by the Compensation Committee in light of the executive compensation policies established for that year.

         The Compensation Committee sets the base compensation of the executive officers at a level that it believes appropriate considering the overall strategic direction of the Company, its position within the relative segment of the food service industry in which it operates and the overall responsibilities of each executive officer. The Compensation Committee believes that in addition to corporate performance, it is appropriate to consider in setting and reviewing executive compensation the personal contributions the particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, planning initiatives, development and morale building skills, and other such related factors have been deemed to be important qualitative factors to take into account when considering levels of compensation.

Compensation of Executive Officers

         The Compensation Committee believes that the compensation for each of the Named Officers should consist of a base salary, the potential for an annual bonus and long-term stock-based incentive compensation and has applied the policies described herein to fiscal 2001 compensation for executive officers as described below.

         Base Compensation. Base salaries for the Named Officers are at fixed levels generally between the 25th and 75th percentiles of salaries paid to senior managers with comparable qualifications, experience and responsibility at other corporations engaged in the same or similar businesses as the Company. The Compensation Committee subjectively determined, on the basis of discussions with the Chief Executive Officer and its experience in business generally and with the Company specifically, what it viewed to be appropriate levels of base compensation after taking into consideration each executive's contributions and the level of performance of the Company overall. As a result of this review, the Compensation Committee decided to maintain the same level of base salaries for each of the Named Officers for fiscal 2001 that they earned in fiscal 2000. The Compensation Committee did not assign any relative weight to the quantitative and qualitative factors which it applied subjectively in reaching its base compensation decisions.

         Annual Incentive Compensation. The principal factors in awarding an annual bonus to the Company's executive officers are their ability to increase same store sales, improve corporate operating profits or maintain them at the appropriate levels for the sales achieved, and meet the Company's overall strategic business plan objectives. The Compensation Committee also may consider other factors when awarding annual bonuses, such as the executive's contribution to concept development, improvement in financial performance and the impact the executive officers have on programs that enhance shareholder value.

         The Compensation Committee generally believes that an annual bonus award in the range of 15% to 50% of the executive officer's annual base compensation is appropriate in light of the relatively low to moderate base salary levels. However, in establishing the levels of incentive compensation for 2001, the Compensation Committee did not award any executive officers a bonus because the Company did not achieve certain goals contained in its business plan.

         Long-Term Incentive Compensation. During the Company's fiscal year the Compensation Committee considers the desirability of granting the Company's senior executives long-term incentive compensation in the form of awards under the Company's stock incentive plan. The Compensation Committee believes that its past grants of stock options have successfully focused the Company's management team on building profitability and enhancing shareholder value.

         The Company currently has no set policy as to when stock options should be awarded. The Compensation Committee believes that the Company should make it a part of its regular executive compensation policies to consider granting annual awards of stock options to executive officers to provide long-term incentives as part of each executive's annual compensation package. The Compensation Committee also believes that this grant should be made on terms established at the time of the annual review, and that the exercise price of stock options should be the fair market value of the Company's Common Stock on the date of grant. Generally, the Compensation Committee's policy is that stock options should vest gradually over a period of three or more years.

         The Compensation Committee believes that long-term stock-based incentive compensation should be structured so as to closely align the interests of the executives with those of the Company's shareholders. The Compensation Committee determines the award of stock option grants to the executive officers and takes into account the recommendations of the Chief Executive Officer prior to approving annual awards of long-term stock-based incentive compensation to the other executive officers.

Loan Program

         In 1999, the Company's Board of Directors established a loan program designed to enable eligible employees to purchase shares of the Company's common stock. Under the program eligible participants were permitted to borrow an amount equal to the full price of common stock purchased. The plan authorized $1 million in loans to employees. The employee loans are payable on December 31, 2006, unless repaid sooner pursuant to terms of the loan program. Pursuant to the terms of the loan program, participants received one share of Common Stock and one share of restricted stock under the Company's 1994 Plan for every 20 shares purchased pursuant to the loan program. The restricted stock vests in 20% increments on the second through sixth anniversaries of the date of issuance. The Compensation Committee believes that the loan program, which facilitated employee purchases of Common Stock, more closely aligns employee interests with shareholder interests.

Compensation of Chief Executive Officer

         The Compensation Committee believes that the Chief Executive Officer's compensation is consistent with its general policies concerning executive compensation and is appropriate in light of the Company's financial objectives and performance. Awards of long-term incentive compensation to the Chief Executive Officer are considered concurrently with awards to other executive officers and follow the same general policies as such other long-term incentive awards.

         Mr. Stout informed the Compensation Committee of his desire that he not be considered for any compensation increase or option grant for 2001. In reviewing and approving Mr. Stout's fiscal 2001 compensation package, the Compensation Committee considered this request and decided to maintain the same level of base salary for Mr. Stout that he earned in 2000 and not to grant him any stock options during 2001.

         Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, generally prohibits public companies from deducting the Chief Executive Officer's and four other most highly compensated executive officers' compensation, to the extent such compensation exceeds $1 million for any individual officer. Performance-based compensation is not subject to the deduction limit if certain requirements are met. Since the compensation of each of the Company's executive officers is significantly less than $1 million, the Company has not addressed the steps that it would take to structure the performance-based portion of the compensation of its executive officers in a manner that would comply with the statute.

                                            Respectfully submitted,

                                            E. Townes Duncan (Chairman)
                                            Garland G. Fritts

                             AUDIT COMMITTEE REPORT

         The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States.

         In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the Company's interim financial results included in the Company's quarterly reports filed with the Securities and Exchange Commission on Form 10-Q in advance of filings of the Form 10-Q. The Audit Committee of the Board of Directors is composed of three directors who are independent as defined under the applicable rules of the American Stock Exchange. The Audit Committee operates under a written charter. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent auditors' provision of non-audit services to the Company is compatible with the auditors' independence.

         The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee meets with external auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, the Company's critical accounting policies and the overall quality of the Company's financial reporting.

         In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 30, 2001, for filing with the Securities and Exchange Commission.

                                  Respectfully submitted,

                                  E. Townes Duncan        (Co-Chairman)
                                  Garland G. Fritts       (Co-Chairman)
                                  J. Bradbury Reed

         The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

PERFORMANCE GRAPH

         The following graph compares the five-year cumulative returns of $100 invested on December 27, 1996 in (a) the Company, (b) the Media General Restaurant Group Industry Index ("MG Group Index"), (c) the Standard & Poor's 500 Index ("S&P 500 Index"), and (d) the American Stock Exchange Market Index ("AMEX Market Index") assuming the reinvestment of all dividends.

-----------------------------------------------------------------------------------------------------------------
END OF FISCAL YEAR                   1996           1997          1998         1999          2000          2001
-----------------------------------------------------------------------------------------------------------------
J. Alexander's Corporation           $100           $56.62        $47.06        $36.76       $27.21        $25.88
-----------------------------------------------------------------------------------------------------------------

MG Group Index                       $100          $102.87       $140.09       $133.30      $126.69       $128.48
-----------------------------------------------------------------------------------------------------------------

S&P 500 Index                        $100          $133.36       $171.47       $207.56      $188.66       $166.24
-----------------------------------------------------------------------------------------------------------------

AMEX Market Index                    $100          $120.33       $118.69       $147.98      $146.16       $139.43
-----------------------------------------------------------------------------------------------------------------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Pursuant to a Stock Purchase and Standstill Agreement between Solidus and the Company dated March 22, 1999, Solidus purchased 1,086,266 shares of Common Stock for $3.75 per share, for an aggregate purchase price of $4,073,497.50. In addition, Solidus agreed that (i) for a period of seven years, Solidus and its affiliates would not acquire or hold more than 33% of the Company's Common Stock; (ii) for a period of seven years, Solidus and its affiliates would not solicit proxies for a vote of the shareholders of the Company; (iii) for a period of seven years, Solidus and its affiliates would not sell the Company's Common Stock, except to the Company, a person, entity or group approved by the Company or to an affiliate of Solidus; (iv) the above restrictions on Solidus' ownership and ability to solicit proxies would terminate in the event of certain tender offers or exchange offers, a notice filing with the Department of Justice relating to the acquisition by a third party of more than 15% of the outstanding Common Stock or with the Commission relating to the acquisition by a third party of more than 10% of the outstanding Common Stock, the Company's proposing or approving a merger or other business combination, or a change to a majority of the Company's Board of Directors over a two-year period; and (v) Solidus would not exercise rights attributable to the 1,086,266 shares of Common Stock purchased on March 22, 1999, during the Company's rights offering in 1999.

         In 1999, the Company's Board of Directors established a loan program designed to enable eligible employees to purchase shares of the Company's Common Stock. Under the terms of the loan program, all full-time employees as well as part-time employees who had at least five years of employment with the Company were eligible to borrow amounts ranging from a minimum of $10,000 to a maximum of 100% of their annual salary. Borrowings in excess of the maximum were allowed upon approval by the Compensation Committee or the officers of the Company, as applicable. The aggregate amount of loans authorized were $1 million.

         Pursuant to the terms of the loan program, participants received one share of bonus Common Stock and one share of restricted stock for every 20 shares purchased pursuant to the loan program, issued pursuant to the 1994 Plan. The shares of restricted stock vest at a rate of 20% on each of the second through the sixth anniversaries of February 18, 2000.

         The following officers borrowed amounts under the 1999 Loan Program in excess of $60,000. Mr. Stout borrowed $424,005 to purchase 128,971 shares of Common Stock. He received 6,449 shares of bonus stock and 6,449 shares of restricted stock. Messrs. Farmer and Moore each borrowed a total of $76,397 to purchase 23,238 shares. They each received 1,162 shares of bonus stock and 1,162 shares of restricted stock. In addition, Mr. Moore received an additional loan in the amount of $1,283. The market price of the Common Stock was $3.625 per share at the time of the award of the shares of the bonus stock and the shares of restricted stock.

         All loans made under the loan program bear interest at a rate of 3%, payable quarterly, and are due and payable on December 31, 2006, at which time a balloon payment of the unpaid interest and entire principal amount will become due and payable. In the event a participant receives from the Company bonus compensation, 30% of any such bonus is to be applied to the outstanding principal balance of the loan. Further, a participant's loan may become due and payable upon termination of a participant's employment or failure to make any payment when due, as well as under other circumstances set forth in the loan program documents. The interest rate and payment terms are adjusted to terms comparable to market rates and terms in the event a participant sells or pledges the shares purchased pursuant to the loan program (including shares of bonus stock awarded in connection with the program) without the Company's prior consent.

         Mr. Reed is a member of the law firm of Bass, Berry & Sims PLC. This law firm and Mr. Reed have served as the Company's outside legal counsel since the Company's inception in 1971.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 2001, the Compensation Committee of the Board of Directors was composed of E. Townes Duncan and Garland G. Fritts. Neither of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company's executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors of the Compensation Committee that require disclosure under applicable SEC regulations.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and the American Stock Exchange. Executive officers, directors and greater than 10% shareholders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the Forms 3, 4 and 5 and amendments thereto and certain written representations furnished to the Company, the Company believes that during the fiscal year ended December 30, 2001, its executive officers and directors complied with all applicable filing requirements.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

         Ernst & Young LLP, which has been the Company's independent auditors since its organization, has been selected as independent auditors of the Company for the 2002 fiscal year. The Company has been informed that representatives of Ernst & Young LLP plan to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to shareholders' questions.

         Audit Fees. The aggregate audit fees billed to the Company by Ernst & Young LLP during 2001 for professional services rendered for the audit of the Company's annual financial statements and for the reviews of the financial statements included in the quarterly reports on Form 10-Q totaled $114,500.

         Financial Information Systems Design and Implementation Fees. No fees were billed to the Company by Ernst & Young LLP during 2001 for professional services regarding financial information systems design and implementation.

         All Other Fees. The aggregate fees billed by Ernst & Young LLP for all non-audit services rendered to the Company, but excluding audit fees and financial information systems design and implementation fees, totaled $87,750.

                      PROPOSAL NO. 2: SHAREHOLDER PROPOSAL

        A shareholder ("Shareholder") has given the Company notice of its intention to introduce the following proposal for consideration and action by shareholders at the Annual Meeting. The proposed resolution has been provided by the Shareholder and the Board of Directors disclaims any responsibility for the contents thereof. The name, address and number of shares of the Company's Common Stock held by the Shareholder will be furnished to shareholders, either orally or in writing, as requested, promptly upon receipt of any oral or written request directed to the Company's Corporate Secretary's office. The proposal is quoted below. The Board of Directors opposes the following proposal for the reasons stated after the proposal.

                                    PROPOSAL
                       (submitted as of November 20, 2001)

        "Whereas, the shareholders of J. Alexander's Corporation ("Company") urge the Board of Directors to seek and accept an offer to sell the Company if offered a minimum of $5.75 per share for all outstanding common shares. Said sales price is higher than any offer the Company rejected in 1999 from O'Charley's, Inc. This resolution is being made because we strongly believe that is the best way J. Alexander's Corporation can provide shareholder value to its stockholders;
        Whereas, from May 28, 1999, through November 20, 2001, shareholders have suffered a 45% loss of stock value;
        Whereas, the shareholders believe that the Company's 1999 arguments against accepting the offer have been proven to be invalid;
        Whereas, the Company had a net loss in 1997 through 1999;
        Whereas, the Company had a net loss in the first 9 months of 2001; Whereas, in the opinion of the shareholder making this proposal, the
Company has not demonstrated the ability, now or in the past, to earn steady and reasonable profits or provide steady and reasonable shareholder returns;
        Whereas, the shareholders strongly believe that it is the duty and obligation of the Company to provide reasonable returns to it's shareholders;
        NOW, THEREFOR(sic), BE IT RESOLVED: that the shareholders of J. Alexander's Corporation urge the Board of Directors to seek and accept an offer to sell the Company for an amount that is equal to or greater than $5.75 per outstanding common share for reasons specified above.
        The Shareholder submitting this proposal urges you to vote FOR this proposal. "

              BOARD OF DIRECTORS' RESPONSE TO SHAREHOLDER PROPOSAL

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL

        The Board of Directors opposes the proposal to seek and accept an offer to sell the Company. The Board of Directors believes that the proposal is misleading and is not in the best interests of the Company's business, employees or shareholders. The initiation of a public sale or merger process as recommended by the Shareholder would be an ill timed effort to sell the Company when the Company's results are steadily improving.

The Proposal Offered Is Not, in the Board of Directors' Judgment, in the Best Interest of the Company and Its Shareholders

         The directors of the Company are also shareholders and share a commonality of interest with the other shareholders. The directors, in aggregate, beneficially own or control 2,097,752 shares of common stock eligible to cast votes at the Annual Meeting representing approximately 30.9% of the votes eligible to be cast as of the Record Date. Each member of the Board of Directors intends to vote his shares against the proposal.

         Although the Company's share price has fluctuated given market conditions, the Board of Directors has consistently focused on adding value to the Company and building a successful long-term business. Due to the Company's focus, dramatic improvements have occurred in the operating results of the Company leading to the Company being profitable for the past two fiscal years. The Board of Directors remains optimistic that its efforts will continue to be rewarded with greater profitability in the future.

         The Board of Directors strongly believes that the best method of creating shareholder value is to execute the Company's long-term business plan. Since the Company divested its Wendy's restaurant operations in late 1996, the Company has dramatically improved the profitability of its J. Alexander's restaurants. For example, in the 1999 fiscal year the Company had a loss before income taxes of $299,000. In the 2001 fiscal year, the Company had income before income taxes of $902,000. The Company is making substantial strides in executing its business plan, and these results reflect it. Moreover, now is not the time to sell the Company. Despite the fact that the Company's stock had declined to a low of $1.80 in 2001, the Company's share price has rebounded over 66% as of April 9, 2002. The Company is having a solid first quarter of 2002, and the Company believes its results in 2002 will continue to improve.

         The Board of Directors believes that the adoption of the proposal could prejudice the financial interests of the shareholders. The proposal urges the Board of Directors to take action, and the announcement that the proposal has been adopted could adversely affect the Company's relationships with its customers, suppliers, lenders and employees by creating uncertainty about its future. In that event, the Company's results of operations or ability to implement its business plan could be adversely affected.

         The Board of Directors believes that it is important that strategic planning be conducted confidentially. Should the Board of Directors in the future determine that a merger or other strategic transaction is in the shareholders' best interests, exploration of that possibility could proceed without disturbing ongoing valuable relationships. In this way, plans can be developed discreetly, without the fear of adverse publicity or disruptions of the public market for the Company's stock. The Board of Directors and management of the Company are firmly committed to increasing shareholder value over the long term.

The Proposed Offer is Misleading Because the Acquisition Values for the Common Stock Included in the Proposal May Not Represent Reliable Values

         The hypothetical acquisition value of $5.75 per share used by the Shareholder is based upon a highly contingent proposal that the Company received from O'Charley's, Inc. ("O'Charley's") in May 1999 regarding the purchase of certain of the Company's shares for $5.50 per share in cash. The proposal was subject to the Company repudiating a transaction in which it sold stock to Solidus Company, now a principal shareholder of the Company, and terminating the Company's then current rights offering to all of its shareholders. After reviewing the proposal, the Board of Directors determined that it was not in the best interests of the Company and rejected it. Therefore, association of the value of $5.50 per share in the highly contingent O'Charley's proposal to the price described in the shareholder proposal is an incomplete and misleading method of deriving a realistic estimate of a per share value of the Company's Common Stock. Furthermore, the Company believes that it is inappropriate to include a price significantly in excess of the current market price in a proposal like this when there is no indication that a prospective purchaser would be willing or able to pay that price for the Company's stock.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE FOREGOING SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS OTHERWISE SPECIFY IN THE PROXIES.

             DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS TO BE
              PRESENTED AT THE 2003 ANNUAL MEETING OF SHAREHOLDERS

         Any proposal intended to be presented for action at the 2003 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than December 13, 2002, in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to its 2003 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal that does not meet all the Commission's requirements for inclusion in effect at the time.

         For other shareholder proposals to be timely (but not considered for inclusion in the Company's Proxy Statement), a shareholder's notice must be received by the Secretary of the Company not less than 75 days nor more than 90 days prior to April 12, 2003. For proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (1) it includes in the Proxy Statement advice on the nature of the proposal and how the Company intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

                            METHOD OF COUNTING VOTES

         Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter. Under the rules and regulations of the primary trading markets applicable to most brokers, the election of directors is a routine matter on which a broker has the discretion to vote if instructions are not received from the client in a timely manner. The shareholder proposal, however, is a non-routine matter on which brokers will not have discretion to vote if instructions are not received by the client in a timely manner. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum for the election of directors only. Directors will be elected by a plurality of the votes cast in the election by the holders of the Common Stock represented and entitled to vote at the Annual Meeting. The shareholder proposal will be approved if the number of shares of Common Stock voted in favor of the shareholder proposal exceeds the aggregate number of abstentions and shares of Common Stock voted against it. Abstentions and broker non-votes will not be counted as votes for or against any director nominee.

                                  MISCELLANEOUS

         In certain instances, one copy of the Company's Annual Report or Proxy Statement may be delivered to two or more shareholders who share an address. The Company will deliver promptly upon written or oral request a separate copy of the annual report or Proxy Statement, to a shareholder at a shared address to which a single copy of the documents was delivered. Conversely, shareholders sharing an address who are receiving multiple copies of annual reports or Proxy Statements may request delivery of a single copy.

         Requests should be addressed to:

                                            R. Gregory Lewis
                                            Secretary
                                            J. Alexander's Corporation
                                            3401 West End Avenue, Suite 260
                                            P.O. Box 24300
                                            Nashville, Tennessee 37203
                                            (615) 269-1900

         A copy of the Company's Annual Report is being mailed to shareholders concurrently with the mailing of this Proxy Statement. It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 30, 2001 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO R. GREGORY LEWIS, SECRETARY, J. ALEXANDER'S CORPORATION, P.O. BOX 24300, NASHVILLE, TENNESSEE 37202.

Date: April 12, 2002

                                   APPENDIX A

                           J. ALEXANDER'S CORPORATION
        EMPLOYEE STOCK OWNERSHIP PLAN PARTICIPANT VOTING INSTRUCTION FORM

         This Voting Instruction Form is tendered to direct SunTrust Bank, Nashville, N.A. (the "Trustee"), as Trustee of the J. Alexander's Corporation Employee Stock Ownership Plan ("ESOP"), as to the manner in which all allocated shares in the ESOP account of the undersigned (the "Voting Shares") shall be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee 37067, on Tuesday, May 14, 2002 at 10:00 a.m., local time, and any adjournments or postponements thereof.

The undersigned hereby directs the Trustee to vote all Voting Shares of the undersigned as shown below on this Voting Instruction Form at the Annual Meeting.

         (1) Election of Directors:

                [ ] FOR all of the following nominees (except as indicated to the contrary below): T. Duncan, G. Fritts, B. Reed and
                    L. Stout.
                [ ] AGAINST the following nominees (please print name or names):


         -----------------------------------------------------------------------

         WITHHOLD AUTHORITY (ABSTAIN) to vote for the following nominees (please print name or names):


         -----------------------------------------------------------------------

                [ ] AGAINST all nominees
                [ ] WITHHOLD AUTHORITY (ABSTAIN) to vote for all nominees

         (2) Shareholder Proposal:


                [ ] FOR              [ ] AGAINST          [ ] WITHHOLD AUTHORITY
                                                                (ABSTAIN)

                The Board of Directors recommends a vote AGAINST the Shareholder Proposal.

         (3) In the Trustee's discretion, the Trustee is entitled to act on any other matter which may properly come before said meeting or any adjournment thereof.

                  (Continued and to be signed on reverse side)

                           (Continued from other side)

IMPORTANT: PLEASE DATE AND SIGN THIS VOTING INSTRUCTION FORM and return it to the Trustee of the J. Alexander's Corporation Employee Stock Ownership Plan, SunTrust Bank, Nashville, N.A., P.O. Box 305110, Nashville, Tennessee 37230-5110 by May 9, 2002.

         A stamped and addressed envelope is enclosed for your convenience. YOUR VOTING INSTRUCTION FORM MUST BE RECEIVED BY THE TRUSTEE BY May 9, 2002.

         Your shares will be voted by the Trustee in accordance with your instructions. If no choice is specified, your shares will be voted FOR the nominees in the election of directors and AGAINST the shareholder proposal.

                      PLEASE SIGN, DATE AND RETURN PROMPTLY


                                   ---------------------------------------------

                                   ---------------------------------------------


                                   Date:                    , 2002
                                   ---------------------------------------------

                                   Please sign exactly as your name appears at left. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles.




--------------------------------------------------------------------------------
    If your address has changed, please PRINT your new address on this line.

                                   APPENDIX B

                                      PROXY
                           J. ALEXANDER'S CORPORATION

        PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                  OF SHAREHOLDERS TO BE HELD ON MAY 14, 2002.

         The undersigned hereby appoints Lonnie J. Stout II and R. Gregory Lewis, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Shareholders of J. Alexander's Corporation to be held at Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee 37067, on Tuesday, May 14, 2002, at 10:00 a.m., local time, and any adjournments or postponements thereof.

         (1) Election of Directors:

                [ ] FOR all of the following nominees (except as indicated to the contrary below): T. Duncan, G. Fritts, B. Reed and
                    L. Stout.
                [ ] AGAINST the following nominees (please print name or names):


         -----------------------------------------------------------------------


         WITHHOLD AUTHORITY (ABSTAIN) to vote for the following nominees (please print name or names):


         -----------------------------------------------------------------------

                [ ] AGAINST all nominees
                [ ] WITHHOLD AUTHORITY (ABSTAIN) to vote for all nominees

         (2) Shareholder Proposal:

                [ ] FOR             [ ] AGAINST          [ ] WITHHOLD AUTHORITY
                                                               (ABSTAIN)

         The Board of Directors recommends a vote AGAINST the Shareholder Proposal.

         (3) In their discretion on any other matter which may properly come before said meeting or any adjournment thereof.

IMPORTANT: Please date and sign this proxy on the reverse side.

         Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors and AGAINST the shareholder proposal.

                      PLEASE SIGN, DATE AND RETURN PROMPTLY


                                   ---------------------------------------------

                                   ---------------------------------------------


                                   Date:                    , 2002
                                   ---------------------------------------------

                                   Please sign exactly as your name appears at left. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles.




--------------------------------------------------------------------------------
    If your address has changed, please PRINT your new address on this line.